NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group Provides Preliminary Estimates For Hurricanes Gustav and Ike

HAMILTON, Bermuda – October 3, 2008-- Everest Re Group, Ltd. (NYSE: RE) announced today that its preliminary loss estimates, net of reinstatement premiums and taxes, for Hurricanes Gustav and Ike are expected to range between $200 million and $220 million.

The Company’s current estimate for these events is based on underwriters’ analyses and judgments, client input and discussion, event modeling and profiling of exposed limits. The Company expects it will be several months before relative clarity emerges with respect to its ceding companies’ underlying losses.

The Company will release its Third Quarter 2008 earnings after close of trading on the NYSE on October 20, 2008. A conference call discussing the results will be held at 8:30 a.m. Eastern Time on October 21, 2008. The call will be available on the Internet at the Company's website, www.everestre.com or at www.streetevents.com.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on

Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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